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                                                                   Exhibit 10.11

                 [MANAGEMENT TECHNOLOGY LETTERHEAD APPEARS HERE]

 20 November 2000


Mr. Bradley H. Feldmann
c/o Residence Inn by Marriott
100 Maple Road, Room 126
Williamsville, NY 14221

Dear Brad:

This will confirm our offer to you of a regular, full-time position as a Senior Corporate Vice President of ManTech International Corporation at a rate of $9,616 bi-weekly commencing December 4, 2000. In addition to your basic salary, you will be entitle to an annual bonus targeted at $75,000. Further, in certain circumstances, we will negotiate an incentive bonus plan where you are given the assignment of turning around an unprofitable organization or significantly increasing the revenue and/or market share of a given operation. All of these incentives will be driven by the EBIT produced by the operation not just increases in sales.

You will report directly to me in my capacity as Chairman of the Board, CEO & President of ManTech International. In your capacity as Senior Corporate Vice President, you will join a small team of senior executives who have responsibility of the strategic direction of the entire corporation worldwide. We currently operate in 30 countries and 32 states here in the United States. The vast majority of these operations are operated as subsidiaries of ManTech International Corporation under the ManTech name but we also operate some partially-owned subsidiaries such as Praxa Limited in Australia and ManTech U.K. Systems Corporation in the United Kingdom. You will be required to become knowledgeable relative to all of these operations.

Initially, your focus will be in developing the Corporate Strategic Plan and preparing for our Corporate Strategy meetings in January. We believe your recent Corporate experience is invaluable in reviewing our strategies and improving them. From an operational point-of-view, we envision that you will take direct responsibilities for a number of current ManTech subsidiaries or operating groups (most likely 3.) The President or Senior Executive of these groups will report to you in your Senior Corporate

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Vice President capacity. Your goal will be improve their strategic position in the marketplace, their marketing plans and to significantly improve their growth factor.

You will be entitled to participate in ManTech's fringe-benefit program/1/, which currently includes the following:

        .  Insurance coverages provided at no cost to the employee to include:
           - Basic life and AD&D insurance of 1x annual salary
             - Executive Life/AD&D insurance of 2x annual salary
             - Travel insurance up to 6 times your annual salary, maximum payment $1,000,000.00

        .  Optional insurance coverages available on a shared-cost basis:
           - Health Care coverage for employee and family
             - Dental insurance for employee and family
             - Long-term disability insurance

        . Flexible spending funds under IRS Code Sec. 125; employees may set aside a portion of salary for Health and/or Dependent Care Reimbursement.

        . Short-term disability, which provides 100 percent of salary continuation up to 23 calendar days per disability, starting on the 22nd day of continuous disability.

        . ManTech International Retirement Plan, which is a 401(k), tax-deferred individual investment program augmented by company matching contributions.

        . Executive Supplemental Savings Plan, a deferred compensation program designed for ManTech executives.

        .  Employee Stock Ownership Plan.

        .  Up to 5 working days of sick absence per year.

        . Annual vacation, as discussed and agreed upon, up to 4 weeks per year.

        .  Nine designated paid holidays per year.

--------------
/1/The company policy manual or benefit summary plan descriptions govern ManTech's benefits program. These documents are controlling and are subject to change.

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        .  Tuition assistance for management-approved, job related courses.

        .  On a contributory basis:
           - Long Term Care
           - Group Legal Plan
           - Group Universal Life and AD&D coverage is available for employee and dependents.
           - Income Protection Insurance for Cancer and/or Hospital Intensive Care treatment(s).

As a member of the ManTech International Corporate staff, you will be a participant in the Corporate bonus plan (we have indicated your targeted bonus in Paragraph 1 above) in effect at the time Corporate bonuses are awarded which normally occurs on 1 April of every year.

You will receive a monthly car allowance to be negotiated which is normally based upon the monthly rental/lease cost plus expenses.

As we agreed, we will relocate you and your family from Buffalo to Northern Virginia at your convenience. The Corporation will pay for the moving expenses, real estate fees and closing fees. Financing costs will be considered as agreed upon prior to the transaction. In the interim, we will make an appropriate arrangement for living expenses.

ManTech International does not currently have a Stock Option Plan for senior executives. It has been our policy, when unique business opportunities arise, such as the setting up of a new corporation that penetrates new markets or clustering of existing corporate entities to form a new business unit to offer the senior executive stock interest in such subsidiaries in some case where unique circumstances exist. To date, we have limited the stock participation to all executives of such subsidiaries usually 20% of the total equity. This is not a formal plan but a practice that we have followed for several years. If and when ManTech International establishes a stock option plan for senior corporate executives, you will be considered for inclusion in the plan on the same basis as other executives.

In compliance with Federal law, ManTech employment offers are contingent upon verification of U.S. Citizenship or of Legal Alien/Work Authorization status. Attached is an INS Form I-9. Please review this form and note the list of documents that you may present to prove your identity and right to work in the U.S. Complete Section 1 of this form and bring it and available identity documents along with you on the first day you come to work. This is a legal requirement, which must be fulfilled by all employers and new employees.

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The great majority of ManTech's jobs require a security clearance. Your assignment to any of these jobs may require that you be granted a personal clearance to the appropriate level. Failure to obtain such a clearance may preclude continuing assignment.

Employment at ManTech's is "at will." This means that either the company or the employee is free to end the employment relationship at any time, for any reason. In the event ManTech elects to terminate your agreement at some point in the future, we will provide a severance package of 12 months pay plus a prorata share of your bonus.

Brad, as you know, I look forward to your joining us and ask that you indicate your acceptance of this offer by executing the block below and returning the original to us in the enclosed envelope.


                                        Sincerely,

                                        MANTECH INTERNATIONAL CORPORATION

                                        /s/ George J. Pedersen

                                        George J. Pedersen
                                        Chairman of the Board, CEO & President


[X] accept this offer of employment and authorize the use of my resume by ManTech

[ ]  I decline this offer of employment





/s/ BH Feldmann                                              11/20/00
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Signature                                                    Date


/1/ ManTech's benefit program is governed by the specific provisions described in the company policy manual or benefit summary plan descriptions. These documents are controlling and are subject to change.